RELIANCE BANCSHARES, INC. REPORTS IMPROVED SECOND QUARTER 2012 RESULTS

ST. LOUIS, July 27, 2012 - Reliance Bancshares, Inc. continues to make significant progress in its return to profitability as evidenced by the results of the quarter ended June 30, 2012.

Key Financial Metrics

•	Dramatically improved asset quality.

•	Major and continued decrease in nonperforming loans.

•	Significant reduction in loan loss provision expense.

•	Ongoing decline in non-interest expense.

•	Continued success and growth in retail banking.

“We are pleased to report that in the second quarter we continued to make great strides on our turnaround efforts,” said Allan D. Ivie, IV, President and CEO of Reliance Bancshares, Inc. “Under the guidance and vision of Thomas Brouster and with the strategies he's put in place, together with the hard work by our entire team, we have delivered remarkable performance in a very short period. We believe the plan we have employed to return the bank to profitability is working.  As asset quality continues to improve, we can begin to turn our attention to building relationships that will grow our profitable community banking franchise for the long term.”

Nonperforming loans have fallen for six consecutive quarters and declined by $20.2 million (24.9%) during the second quarter 2012. Year-to-date, nonperforming loans have declined $43.4 million (41.6%). Nonperforming loans as a percentage of outstanding loans declined to 9.7% from 14.5% at December 31, 2011. Nonperforming loans have declined by $110.2 million (64.4%) from a high of $171.1 million at December 31, 2010. Total watch list loans, which include nonperforming loans as well as loans that management considers high risk, have declined by $102.1 million (41.5%) since December 31, 2011.

	6/30/2012	3/31/12	12/31/11	12/31/10
Nonperforming loans	$60.9 million	$81.1 million	$104.3 million	$171.1 million
Nonperforming assets*	$99.0 million	$110.5 million	$139.4 million	$202.1 million
Watch list loans **	$144.1 million	$217.6 million	$246.2 million	$348.9 million
Reserve for possible loan losses	$28.2 million	$31.9 million	$31.4 million	$37.3 million

* Nonperforming assets are comprised of nonperforming loans, nonperforming investments, and other real estate owned.
** Watch List Loans include nonperforming loans as well as loans that management considers high risk.

The Company reported a net loss of $824 thousand for the six months ended June 30, 2012 compared to a net loss of $13.4 million for the same period of 2011; and a net loss of $1.5 million for the second quarter 2012 compared to $8.2 million for the second quarter of 2011. The improvement is primarily attributed to significant progress made in reducing the level of problem loans, allowing for a reduction in provision for loan losses, which declined by $8.0 million (67.5%) and $5.5 million (81.2%) for the year-to-date and quarter, respectively. Reserves for possible loan losses as a percentage of loans increased to 4.51% on June 30, 2012 compared to 4.35% on December 31, 2011. The reserve as a percentage of nonperforming loans has increased to 46.31% on June 30, 2011 from 30.11% on December 31, 2011.

Another factor in the Company's improved results was the decline in noninterest expense by $5.8 million (27.8%) for year-to-date 2012, compared to the same period of 2011. Also, second quarter 2012 noninterest expense declined $2.6 million (23.6%) from the same period last year. The largest drop came from other real estate expense, which declined $2.4 million (38.1%) for year-to-date and $1.1 million (29.5%) for the quarter compared to the same periods of 2011. Salaries and benefits dropped $1.5 million (21.6%) for year-to-date and $.81 million (24.0%) for the quarter compared to the same periods of 2011.

Net interest income declined $3.6 million (19.9%) and $1.2 million (14.6%) for the year-to-date and second quarter, respectively. The reduction in net interest income resulted from a shrinking balance sheet due to the Company's successful efforts in reducing its commercial real estate loans. Interest expense declined $3.7 million (42.9%) and $1.9 million (44.0%) for year-to-date and the quarter, compared to the same periods during 2011.

As a result of the efforts to improve the quality of the portfolio, loans decreased 13.3% or $95.6 million compared to year-end December 2011. Total assets as of June 30, 2012 were $1.0 billion, a 2.8% decrease compared to December 31, 2011.

The Company's retail banking franchise remains strong. Non-interest bearing deposits increased 3.99% while interest bearing deposits declined 3.79% over the past six months and total deposits as of June 30, 2012 were $858.4 million. As part of its retail banking strategy for the first six months of 2012, the Company has opened 1,061 net new demand deposit accounts.

"While our focus has been on reducing problem assets and turning around the Bank, we have not taken our eyes off of our successful and growing retail banking franchise,” said Mr. Ivie. “We have a great team, innovative products and services and a true commitment to providing best of class customer service. Our markets need a true community bank that knows its customers well. Reliance is that bank in St. Louis and Fort Myers and we are ready to go to work for our clients.”

About Reliance Bancshares, Inc.
Reliance Bancshares, Inc., headquartered in St. Louis, MO, is a publicly held Missouri bank holding company that provides a full range of banking services to individual and corporate customers. The Company's common stock is quoted on the OTCQB (www.pinksheets.com) under the symbol “RLBS”. The Company filed a Form 15 with the Securities and Exchange Commission on April 27, 2012 to deregister its shares of common stock under Rule 12g-4 (a)(1). It currently operates 20 branches in the St. Louis metropolitan area under the name of Reliance Bank. It also owns and operates Reliance Bank, FSB, which is located in Fort Myers, Florida, with two branches in the Southwest Florida area. The Company's total assets as of June 30, 2012 exceeded $1.0 billion. Reliance Bancshares, Inc. website can be found at www.reliancebancshares.com.

Forward-looking statements
This news release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “anticipates,” “expects,” "intends” and similar expressions as they relate to Reliance Bancshares, its operations or its management are intended to identify such forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties. There are important factors that could cause actual results to differ materially from those in forward-looking statements, certain of which are beyond our control. These factors, risks and uncertainties are discussed in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), as updated from time to time in our other SEC filings.

Contact:
Reliance Bancshares, Inc.
Thomas T. Cooke
(314) 378-7800

(In thousands)
BALANCE SHEETS	June 30, 2012	December 31, 2011
ASSETS
Cash and due from banks	$11,140	9,731
Short-term investments	51,544	43,799
Debt and equity investments	275,630	222,207

Loans	624,991	720,576
Less reserve for loan losses	(28,169)	(31,370)
Net loans	596,822	689,206

Premises and equipment, net	33,321	34,030
Goodwill and identifiable intangible assets	97	105
Other real estate owned	37,663	34,565
Other assets	11,603	13,183

Total assets	$1,017,820	1,046,826

LIABILITIES & EQUITY
Noninterest bearing deposits	$69,427	66,765
Interest bearing deposits	789,020	820,121
Total deposits	858,447	886,886

Short-term borrowings	18,057	17,243
Long-term FHLB borrowings	67,000	67,000
Other liabilities	7,057	6,055

Total liabilities	950,561	977,184

Stockholders’ equity	67,259	69,642

Total liabilities & equity	$1,017,820	1,046,826

	For the Three	For the Three	For the Six	For the Six
(In thousands)	Months Ended	Months Ended	Months Ended	Months Ended
INCOME STATEMENTS	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011

Total interest income	$9,645	12,755	19,264	26,552
Total interest expense	2,380	4,253	4,980	8,715
Net interest income	7,265	8,502	14,284	17,837

Provision for loan losses	1,280	6,816	3,878	11,916
Net after provision	5,985	1,686	10,406	5,921

NONINTEREST INCOME
Service charges on deposits	147	216	293	407
Gain (loss) sale of securities	—	57	2,523	57
Other real estate owned income	272	450	414	666
Other income	392	314	746	626
Total noninterest income	811	1,037	3,976	1,756

NONINTEREST EXPENSE
Salaries and benefits	2,578	3,390	5,499	7,014
Other real estate expense	2,634	3,738	3,882	6,276
Occupancy and equipment	903	1,015	1,810	2,073
FDIC assessment	559	868	1,133	1,777
Legal and professional fees	710	654	962	1,243
Other	955	1,243	1,920	2,671
Total noninterest expense	8,339	10,908	15,206	21,054

Income before taxes	(1,543)	(8,185)	(824)	(13,377)
Income taxes	—	—	—	—

Net income	$(1,543)	(8,185)	(824)	(13,377)